  Exhibit 99.2

Tenax Therapeutics Completes Enrollment in Phase 2 Pulmonary Hypertension Trial

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HELP study exceeds target enrollment with 37 patients
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84% initial open-label lead-in response rate to qualify for randomization
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Pulmonary capillary wedge pressure (PCWP) was reduced, on average, by 7.5 mmHg during exercise following the initial levosimendan infusion
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No serious drug-related adverse events have been reported to date
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Top-line data expected in second quarter 2020

Morrisville, NC – March 12, 2020 -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, today announced that it has completed enrollment of their Phase 2 clinical trial of levosimendan.

The multi-center, double-blind, placebo-controlled Phase 2 trial is designed to evaluate levosimendan in patients with pulmonary hypertension and heart failure with preserved ejection fraction (PH-HFpEF). The study is also known as the HELP Trial (Hemodynamic Evaluation of Levosimendan in Patients with PH-HFpEF). The primary endpoint is the change from baseline Pulmonary capillary wedge pressure (PCWP) with bicycle exercise (25Watts) at week 6 following five weekly infusions of levosimendan post randomization. There is an 80% power to detect a ≥ 4.8 mmHg reduction in PCWP from baseline. The Company expects to report top-line data in the second quarter 2020.

“We are delighted that enrollment has been completed in this Phase 2 trial and anticipate top line data to be reported during the second quarter 2020 following the completion of dosing and data analysis,” stated Anthony DiTonno, CEO of Tenax Therapeutics. “Pulmonary hypertension due to left heart disease represents a significant unmet medical need given the lack of effective therapies for over an estimated two million patients in the US. Levosimendan with its triple mechanism of action has the potential to represent a breakthrough treatment option for these patients.”

Initial Response
The trial has a predefined response criterion that patients must meet following a 24-hour open-label infusion of levosimendan before they can be randomized to the 6-week double-blind phase of the trial. The criterion for randomization is a reduction in PCWP during supine exercise of 4mmHg following the open-label infusion when compared with each patient’s baseline exercise PCWP. 37 of 44 patients who received the open-label lead in infusion, approximately 84%, achieved this predefined responder criterion.

Invasive exercise hemodynamic measurements from the first 30 evaluable patients showed statistically significant improvements during the open-label lead-in phase when compared to baseline, including an average reduction in pulmonary capillary wedge pressure (PCWP) of 7.5 mmHg , an average reduction in pulmonary arterial pressure (mPAP) of 5.1 mmHg, an average reduction in right atrial pressure (RAP) of 5.0 mmHg, and an average increase in cardiac output (CO) of 0.6 liters/min. All of these open-label lead-in phase hemodynamic improvements achieved statistical significance (p≤0.01, paired t-Test)

Adverse Events
There have been no drug-related serious adverse events, and only 1 patient has withdrawn from the study prior to completing the 6-week double-blind phase of the trial . All of the patients who have completed the 6-week double-blind phase of the trial have elected to enroll in the open-label extension study.

About Tenax Therapeutics
Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company has a world-class scientific team including recognized global experts in pulmonary hypertension. The Company owns North American rights to develop and commercialize levosimendan and has completed enrollment of their Phase 2 clinical trial for the use of levosimendan in the treatment of Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF). For more information, visit www.tenaxthera.com.

About Levosimendan
Levosimendan is a calcium sensitizer that works through a unique triple mechanism of action. It initially was developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 60 countries for this indication and not available in the United States. Tenax Therapeutics acquired North American rights to develop and commercialize levosimendan from Phyxius Pharma, Inc.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the Company’s control that could lead to delays in the clinical study, new product introductions and customer acceptance of these new products; matters beyond the Company’s control that could impact the Company’s continued compliance with Nasdaq listing requirements; the impact of management changes on the Company’s business and unanticipated charges, costs and expenditures not currently contemplated that may occur as a result of management changes; and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on April 1, 2019, its quarterly report on Form 10-Q filed on November 14, 2019 as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Contacts
Investor Contact:
Westwicke, an ICR Company
Stephanie Carrington, 646-277-1282
Stephanie.carrington@icrinc.com